EMPLOYMENT AGREEMENT

          This Employment Agreement (the “Agreement”) is made as of this 1st day of April, 2009, by and between Floridian Bank (the “Bank”), and Thomas H. Dargan, Jr. (the “Executive”).

WITNESSETH:

          WHEREAS, the Bank desires to retain the services of and employ the Executive, and the Executive desires to provide services to the Bank, pursuant to the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein contained, the Bank and the Executive covenant and agree as follows:

          1. Employment. Pursuant to the terms and conditions of this Agreement, the Bank agrees to employ the Executive and the Executive agrees to render services to the Bank as set forth herein.

          2. Position and Duties. During the term of this Agreement, the Executive shall serve as Chairman and Chief Executive Officer of the Bank, and shall undertake such duties, consistent with such titles, as may be assigned to him from time to time by the Board of Directors of the Bank (referred to as the “Board”), including management of all Bank personnel, serving on Board committees as required in the Bank’s bylaws and as appointed from time to time by the Board, keeping the Board informed of industry and regulatory developments regarding the Bank, coordinating with Bank personnel and third parties to the extent necessary to further the profitability and business of the Bank, and assisting in keeping the Bank in compliance with applicable laws and regulations. In performing his duties pursuant to this Agreement, the Executive shall devote his full business time, energy, skill and best efforts to promote the Bank and its business and affairs; provided that, subject to Sections 10, 12 and 13 of this Agreement, the Executive shall have the right to manage and pursue personal and family interests, and make passive investments in securities, real estate, and other assets, and also to participate in charitable and community activities and organizations, so long as such activities do not adversely affect the performance by Executive of his duties and obligations to the Bank.

          3. Term. The term of employment pursuant to this Agreement shall be for a period of three years, commencing with the date set forth above and expiring (unless sooner terminated as otherwise provided in this Agreement or unless otherwise renewed or extended as set forth herein) on the third anniversary of this Agreement, which date, including any earlier date of termination or any extended expiration date, shall be referred to as the “Expiration Date.” Subject to the provisions of Section 8 of this Agreement, the term of this Agreement and the employment of the Executive by the Bank hereunder shall be deemed automatically renewed for successive periods of three years on each anniversary date of this Agreement, until the Executive receives written notice from the Bank that the term of this Agreement will not be automatically renewed. In the event of the Executive’s receipt of such notice from the Bank that the term of this Agreement will not be renewed, the term of this Agreement shall end on the anniversary of this Agreement occurring three years after the anniversary date first occurring after the date such notice is given. As an illustration of the foregoing, if such notice were given by the Bank to the Executive on a date in 2010 before the first anniversary date of this Agreement, then term of this Agreement would end on the anniversary date of this Agreement in 2013. If notice were given by the Bank to the Executive on a date in 2010 after the first anniversary date of this Agreement, then the term of this Agreement would end on the anniversary date in 2014. After termination of the employment of the Executive for any reason whatsoever, the Executive shall continue to be subject to the provisions of Sections 9 through 21, inclusive, of this Agreement; provided, however, that the Executive shall not be subject to the provisions of Sections 12 and 13 where the employment of the Executive is terminated pursuant to Section 8(e), or where the term of employment is not renewed pursuant to this Section 3.

          4. Compensation. During the term of this Agreement, the Bank shall pay or provide to the Executive as compensation for the services of the Executive set forth in Section 2 hereof:

                    (a) A base annual salary of at least $200,000 payable in such periodic installments consistent with other employees of the Bank (such base salary to be subject to increase each year commencing with the first anniversary of the date of this Agreement by amount equal to at least 5% of the base salary for the prior twelve-month period); and

                    (b) Such individual bonuses and other compensation to the Executive as may be authorized by the Board from time to time.

          5. Benefits and Insurance. The Bank shall provide to the Executive such medical, health, and life insurance as well as any other benefits as the Board shall determine from time to time. At a minimum, the Executive shall be entitled to (i) participate in all employee benefit plans offered to the Bank’s employees generally, and (ii) life insurance coverage (payable to such beneficiary as the Executive may designate from time to time). The Bank also shall pay (or reimburse the Executive) for the payment of a life insurance policy maintained by the Executive on his life (currently the annual premium on such policy is approximately $4,975), which such obligation shall terminate upon the implementation by the Bank of a bank-owned life insurance policy as set forth below. In addition, the Bank also shall implement a bank-owned life insurance policy for the Executive as soon as may be allowable, providing for the Executive to receive $140,000 annually for a period of 15 years following age 65 (such payment to provide for survivorship benefits to his estate in the event of his death) and subject to immediate vesting upon any change in control of the Bank and forfeiture of benefits upon the resignation by the Executive of his employment with the Bank or the termination of the Executive’s employment by the Bank for cause.

          6. Vacation. The Executive may take up to four weeks of vacation time as authorized by the Bank’s personnel policies and at such periods during each year as the Board and the Executive shall determine from time to time. The Executive shall be entitled to full compensation during such vacation periods.

          7. Reimbursement of Expenses; Automobile Allowance. The Bank shall reimburse the Executive for monthly club dues, assessments and expenses; and reasonable expenses incurred in connection with his employment hereunder subject to guidelines issued from time to time by the Board and upon submission of documentation in conformity with applicable requirements of federal income tax laws and regulations supporting reimbursement of such expenses. The Executive also shall be entitled to receive from the Bank a monthly automobile allowance of $750.

          8. Termination. The employment of the Executive may be terminated as follows:

                    (a) By the Bank, by action taken by its Board, at any time and immediately upon written notice to the Executive if said discharge is for cause. In the notice of termination furnished to the Executive under this Section 8(a), the reason or reasons for said termination shall be given and, if no reason or reasons are given for said termination, said termination shall be deemed to be without cause and therefore termination pursuant to Section 8(f). Any one or more of the following conditions shall be deemed to be grounds for termination of the employment of the Executive for cause under this Section 8(a):

                              (i) If the Executive shall fail or refuse to comply with the obligations required of him as set forth in this Agreement or comply with the policies of the Bank established by the Board from time to time; provided, however, that for the first such failure or refusal, the Executive shall be given written warning (each providing at least a 10 day period for an opportunity to cure), and the second failure or refusal shall be grounds for termination for cause;

                              (ii) If the Executive shall have engaged in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty, or any other conduct, which in any such case has adversely affected, or may adversely affect, the business or reputation of the Bank;

                              (iii) If the Executive shall have violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Bank;

                              (iv) If the Executive shall have become subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Bank, or has been convicted of a crime involving moral turpitude; or

                              (v) If the Executive shall have filed, or had filed against him, any petition under the federal bankruptcy laws or any state insolvency laws.

                              In the event of termination for cause, the Bank shall pay the Executive only salary, vacation, and bonus amounts accrued and unpaid as of the effective date of termination.

                    (b) By the Executive upon the lapse of 30 days following written notice by the Executive to the Bank of termination of his employment hereunder for Good Reason (as defined below), which notice shall reasonably describe the Good Reason for which the Executive’s employment is being terminated; provided, however, that the Bank shall have the opportunity to cure such Good Reason, during such 30 day period, and the Executive’s employment shall continue in effect during such time. If such Good Reason shall be cured by the Bank during such time, the Executive’s employment and the obligations of the Bank hereunder shall not terminate as a result of the notice which has been given with respect to such Good Reason. Cure of any Good Reason with or without notice from the Executive shall not relieve the Bank from any obligations to the Executive under this Agreement or otherwise and shall not affect the Executive’s rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any material breach by the Bank of any provision of this Agreement, any significant reduction, without the Executive’s prior written consent, in the duties, responsibilities, authority or title of the Executive as an officer of the Bank, or if the Executive’s employment is terminated by the Bank for any reason other than cause.

                    If the Executive’s employment is terminated by the Executive for Good Reason, the Bank shall, for a period of 24 months after said termination continue to pay to the Executive the base annual salary in effect under Section 4(a) on the date of said termination (or, if greater, the highest annual salary in effect for the Executive within the 36 month period prior to said termination) plus an annual amount equal to any bonus paid by the Bank to the Executive during the 12 month period prior to said termination.

                    (c) By the Executive upon the lapse of 30 days following written notice by the Executive to the Bank of his resignation from the Bank for other than Good Reason; provided, however, that the Bank, in its discretion, may cause such termination to be effective at any time during such 30-day period. If the Executive’s employment is terminated because of the Executive’s resignation, the Bank shall be obligated to pay to the Executive any salary, vacation, and bonus amounts accrued and unpaid as of the effective date of such resignation.

                    (d) If the Executive’s employment is terminated by the death or disability (as defined in the disability plan maintained by the Bank) of the Executive, this Agreement shall automatically terminate, and the Bank shall be obligated to pay to the Executive or the Executive’s estate any salary, vacation, and bonus amounts accrued and unpaid at the date of disability or death.

                    (e) By the Executive or the Bank upon the closing of a Change in Control in which case the Executive shall be entitled to receive promptly thereafter an amount equal to two (2) times the average base annual salary plus the average annual bonus received by the Executive during the three year period prior to such termination. For purposes of this Agreement, a Change in Control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934, as amended) (the “Exchange Act”), is or becomes the beneficial owner (as defined in Rule 13(d) under the Exchange Act) directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of Floridian Financial Group, Inc. (the “Company”) or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve any reorganization, merger, consolidation or share exchange as a result of which the common stock of the Company shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of the Company) or any dissolution or liquidation of the Company or any sale or the disposition of 50% or more of the assets or business of the Company; or (iv) the shareholders of the Company approve any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Subsection (iv) (A) above immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Company common stock immediately before the consummation of such transaction, provided (C) the percentage described in Subsection (iv) (A) above of the beneficially owned shares of the successor or survivor corporation and the number described in Subsection (iv) (B) above of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Company by the persons described in Subsection (iv) (A) above immediately before the consummation of such transaction.

                    (f) By the Bank, by action taken by its Board, at any time if said discharge is without cause. If the Executive’s employment is terminated by the Bank without cause, the Bank shall, for a period of 24 months after said termination continue to pay to the Executive the base annual salary in effect under Section 4(a) on the date of said termination (or, if greater, the highest annual salary in effect for the Executive within the 36 month period prior to said termination) plus an annual amount equal to any bonus paid by the Bank to the Executive during the 12 month period prior to said termination.

                    (g) In the event that any consideration or other amount paid or payable to the Executive under this Agreement, as well as any other agreements between the Executive and the Bank and/or the Company constitutes or is deemed to be an “excess parachute payment” within the meaning Code Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any other amended or successor provision) that is subject to the tax imposed pursuant to Code Section 4999 (or any other amended or successor provisions) (“Excise Tax”), the Company shall pay to Executive an amount (“Gross-Up Amount”) that, after reduction of the amount of such Gross-Up Amount for all federal, state, and local tax to which the Gross-Up Amount is subject (including the

Excise Tax to which the Gross-Up Amount is subject) is equal to the amount of the Excise Tax to which such amount constituting an excess parachute payment is subject. For purposes of determining the amount of any Gross-Up Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state an locality of residence of Employee on the date the excess parachute payment is made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes.

                    (h) (1) Notwithstanding anything in this Agreement to the contrary, if the Executive is considered a Specified Employee (as defined below), any benefit distributions which would otherwise be made to the Executive due to a termination of employment which are limited under Code Section 409A because the Executive is a Specified Employee, shall not be made during the first six months following termination of employment. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

                              (2) For purposes of this Agreement, the term “Specified Employee” means an employee who at the time of termination of employment is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 4l6(i)(I)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 4l6(i)(5) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve-month period that begins on the first day of April following the close of the identification period.

                    (i) Any amounts paid to the Executive under this Agreement prior to the Executive’s termination of employment with the Company shall be paid within two and one-half months following the end of the prior year and shall be treated as short -term deferrals under Code Section 409A. Amounts paid to the Executive after his termination of employment may be paid at any point during the calendar year following the year to which the payment relates.

                    (j) This Agreement shall be interpreted and administered consistent with Code Section 409A.

          9. Notice. All notices permitted or required to be given to either party under this Agreement shall be in writing and shall be deemed to have been given (a) in the case of delivery, when addressed to the other party as set forth at the end of this Agreement and delivered to said address, (b) in the case of mailing, three days after the same has been mailed by certified mail, return receipt requested, and deposited postage prepaid in the U.S. Mails, addressed to the other party at the address as set forth at the end of this Agreement, and (c) in any other case, when actually received by the other party. Either party may change the address at which said notice is to be given by delivering notice of such to the other party to this Agreement in the manner set forth herein.

          10. Confidential Matters. The Executive is aware and acknowledges that the Executive shall have access to confidential information by virtue of his employment. The Executive agrees that, during the period of time the Executive is retained to provide services to the Bank, and thereafter subsequent to the termination of Executive’s services to the Bank for any reason whatsoever, the Executive will not release or divulge any confidential information whatsoever relating to the Bank or its business, to any other person or entity without the prior written consent of the Bank. Confidential information does not include information that is available to the public or which becomes available to the public other than through a breach of this Agreement on the part of the Executive. Also, the Executive shall not be precluded from disclosing confidential information in furtherance of the performance of his services to the Bank or to the extent required by any legal proceeding.

          11. Injunction Without Bond. In the event there is a breach or threatened breach by the Executive of the provisions of Sections 10, 12, or 13, the Bank shall be entitled to an injunction without bond to restrain such breach or threatened breach, and the prevailing party in any such proceeding will be entitled to reimbursement for all costs and expenses, including reasonable attorneys’ fees in connection therewith. Nothing herein shall be construed as prohibiting the Bank from pursuing such other remedies available to it for any such breach or threatened breach including recovery of damages from the Executive.

          12. Noncompetition. The Executive agrees that during the period of time the Executive is retained to provide services to the Bank, and thereafter for a period of one year subsequent to the termination of Executive’s services to the Bank for any reason whatsoever (except where the employment of the Executive is terminated by the Executive for Good Reason or pursuant to Section 8(e), or where the term of employment is not renewed pursuant to Section 3), Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office located within a radius of 50 miles of any office of the Bank; provided, however, that the foregoing shall not preclude any ownership by the Executive of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the 1934 Act and the shares of Bank common stock owned by the Executive at the time of termination of employment.

          l3. Nonsolicitation; Noninterference. The Executive agrees that during the period of time the Executive is retained to provide services to the Bank, and thereafter for a period of one year subsequent to the termination of Executive’s services to the Bank for any reason whatsoever (except where such termination is by the Executive for Good Reason or pursuant to Section 8(e), or where the term of employment is not renewed pursuant to Section 3), the Executive will not (a) solicit for employment by Executive, or anyone else, or employ any employee of the Bank or any person who was an employee of the Bank within 12 months prior to such solicitation of employment; (b) induce, or attempt to induce, any employee of the Bank to terminate such employee’s employment; (c) induce, or attempt to induce, anyone having a business relationship with the Bank to terminate or curtail such relationship or, on behalf of himself or anyone else, compete with the Bank; (d) knowingly make any untrue statement concerning the Bank or its directors or officers to anyone; or (e) permit anyone controlled by the Executive, or any person acting on behalf of the Executive or anyone controlled by an employee of the Executive to do any of the foregoing.

          14.   Remedies: Arbitration. The Executive agrees that the restrictions set forth in this Agreement are fair and reasonable. The covenants set forth in this Agreement are not dependent covenants and any claim against the Bank, whether arising out of this Agreement or any other agreement or contract between the Bank and Executive, shall not be a defense to a claim against Executive for a breach or alleged breach of any of the covenants of Executive contained in this Agreement. It is expressly understood by and between the parties hereto that the covenants contained in this Agreement shall be deemed to be a series of separate covenants. The Executive understands and agrees that if any of the separate covenants are held invalid or unenforceable, such holding shall not release him from his obligations under the remaining covenants of this Agreement. If in any proceeding, a court shall refuse to enforce any or all of the separate covenants because taken together they are more extensive (whether as to geographic area, duration, scope of business or otherwise) than necessary to protect the business and goodwill of the Bank, it is expressly understood and agreed between the parties hereto that those separate covenants which, if eliminated or restricted, would permit the remaining separate covenants or the restricted separate covenant to be enforced in such proceeding shall, for the purposes of such proceeding, be eliminated from the provisions of this Agreement or restriction, as the case may be.

                    Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to this Agreement, or the breach thereof, or arising out of any other matter relating to Executive’s employment with Employer or the termination of such employment, the parties may seek recourse only for temporary or preliminary injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, Employer and Executive agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in Daytona Beach, Florida in accordance with this Section and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The matter shall be heard and decided, and awards rendered by a panel of three arbitrators (the “Arbitration Panel”). The Bank and Executive shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”) and those two arbitrators shall select a third arbitrator; provided, however, that in the event the two arbitrators cannot agree on a third arbitrator, the AAA shall select a third arbitrator from the Commercial Panel. The award rendered by the Arbitration Panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof. The Bank and Executive will each bear their own costs for legal representation in any arbitration, except that the Arbitration Panel will have the authority to award all remedies provided by applicable law, including recovery of attorney fees when so provided by applicable law. The Bank and the Executive will each pay one-half of all arbitrators’ fees and other administrative fees in connection with any arbitration hereunder; provided, however, that the Arbitration Panel may require all or a portion of such fees and expenses to be paid by one party or the other in the event the Arbitration Panel determines that such party’s position in the arbitration proceeding was without merit.

          15. Invalid Provision. In the event any provision should be or become invalid or unenforceable, such facts shall not affect the validity and enforceability of any other provision of this Agreement. Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then any such restriction or covenant shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant.

          16. Governing Law; Venue. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Florida. The sole and exclusive venue for any action arising out of this Agreement shall be a federal or state court situated in Volusia County, Florida, and the parties to this Agreement agree to be subject to the personal jurisdiction of such Court and that service on each party shall be valid if served by certified mail, return receipt requested or hand delivery.

          17. Attorneys’ Fees and Costs. In the event a dispute arises between the parties under this Agreement and suit is instituted, the prevailing party shall be entitled to recover his or its costs and attorneys’ fees from the nonprevailing party. As used herein, costs and attorneys’ fees include any costs and attorneys’ fees in any appellate proceeding.

          18. Binding Effect. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their respective successors and legal representatives.

          19. Effect on Other Agreements. This Agreement and the termination thereof shall not affect any other agreement between the Executive and the Bank, and the receipt by the Executive of benefits thereunder.

          20. Miscellaneous. The rights and duties of the parties hereunder are personal and may not be assigned or delegated without the prior written consent of the other party to this Agreement. The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement. Time is of the essence of this Agreement and the performance by each party of its or his duties and obligations hereunder.

          21. Complete Agreement. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FLORIDIAN BANK

By:	Roxy Marrese, Jr.

Director

“EXECUTIVE”

/s/ Thomas H. Dargan, Jr.

Thomas H. Dargan, Jr.
Address:	140 John Anderson Dr.
Ormond Beach, FL 32176